Exhibit 99.1

BLUE COAT SYSTEMS ANNOUNCES VOLUNTARY REVIEW

OF HISTORICAL STOCK OPTION PRACTICES AND

DELAYS FILING FORM 10-K FOR FISCAL 2006

SUNNYVALE, Calif., July 14, 2006 — Blue Coat® Systems, Inc. (Nasdaq: BCSI), announced today that it is currently conducting a voluntary review of its historical practices in granting stock options to members of senior management and employees of the Company. Blue Coat has filed a Form 12b-25 with the Securities and Exchange Commission stating that it will be unable to file timely an annual report on Form 10-K for the fiscal year ended April 30, 2006 until this review has been completed.

The Company’s Board of Directors has appointed a committee of independent directors to conduct this review. The committee is being assisted by independent legal counsel and accounting experts. The review covers all option grants since the Company’s initial public offering in November 1999. The independent committee has also advised the Company’s independent registered public accounting firm, Ernst & Young LLP, of its review.

The independent committee has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past likely differ from the recorded grant dates of such awards. The independent committee has not completed its investigation and is continuing its review of these matters. Based on the preliminary conclusions of the independent committee, the Company believes it may record additional non-cash charges for stock-based compensation expense, but is not yet able to determine the amount of such charges or the resulting tax impact of these actions. The Company similarly is not yet able to determine whether any such compensation charges would be material and require the Company to restate previously issued financial statements.

In light of the ongoing review, the Company stated that it is withdrawing its previously-issued financial outlook for the first fiscal quarter of 2006 (ending July 31, 2006), and that it expects to incur significant legal and professional fees in this quarter.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provides intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance for all users and applications. Blue Coat has installed more than 25,000 appliances worldwide and is ranked #1 by IDC in the Secure Content and Application Delivery segment. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: Statements in this press release regarding Blue Coat’s financial statements for prior periods and the possible conclusions or determinations to be made by the Board of Directors or the independent committee are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Audit Committee, the independent committee, and the Company’s independent public accountants concerning matters related to the company’s stock option grants.

Investor Contact:	Carla Chun
Blue Coat Systems
carla.chun@bluecoat.com
408-220-2318